Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Incentive Award Plan of American Campus Communities, Inc. and Subsidiaries of our reports dated March 1, 2018, with respect to the consolidated financial statements of American Campus Communities, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of American Campus Communities, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, TX

May 3, 2018